CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Managed Portfolio Series and to the use of our report dated January 29, 2019 on the financial statements and financial highlights of Advisory Research MLP & Energy Income Fund and Advisory Research MLP & Energy Infrastructure Fund, each a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2018 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 12, 2019